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                                                                     EXHIBIT 5.1

                        [KIRKLAND & ELLIS LLP LETTERHEAD]

                                 August 2, 2006



Network Communications, Inc.
2305 Newpoint Parkway
Lawrenceville, Georgia 30043
(770) 962-7220


              Re:      Registration Statement on Form S-4

Ladies and Gentlemen:

         We are issuing this opinion letter in our capacity as special legal counsel to Network Communications, Inc., a Georgia corporation (the "Issuer"). This opinion letter is being delivered in connection with the proposed registration by the Issuer of $175,000,000 in aggregate principal amount of the Issuer's 10 3/4% Senior Notes due 2013, Series B (the "Exchange Notes") pursuant to a Registration Statement on Form S-4 filed with the Securities and Exchange Commission (the "Commission") on June 2, 2006, under the Securities Act of 1933, as amended (the "Act") (such Registration Statement, as amended or supplemented, is hereinafter referred to as the "Registration Statement").

         The Exchange Notes are to be issued pursuant to the Indenture (as supplemented, the "Indenture"), dated as of November 30, 2005, among the Issuer and Wells Fargo Bank, National Association., as trustee. The Exchange Notes are to be issued in exchange for and in replacement of the Issuer's outstanding 10 3/4% Senior Notes due 2013 (the "Old Notes"), of which $175,000,000 in aggregate principal amount is subject to the exchange offer pursuant to the Registration Statement.

         In connection with issuing this opinion letter, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion, including (i) resolutions of the Issuer with respect to the issuance of the Exchange Notes, (ii) the Indenture,
(iii) the Registration Statement, and (iv) the Registration Rights Agreement, dated as of November 30, 2005, by and among Network Communications, Inc., Credit Suisse First Boston LLC and TD Securities (USA) LLC, relating to the Old Notes.

         For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered. We express no opinion on the authority of such persons signing on behalf of the parties to all documents or the due authorization, execution and delivery

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of all documents by the parties thereto and rely on the opinion of Epstein
Becker & Green, P.C. attached as Exhibit 5.2 to the Registration Statement regarding such matters. As to any facts material to the opinions expressed herein which we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Issuer and others.

         Our opinion expressed below is subject to the qualifications that we express no opinion as to the applicability of, compliance with, or effect of (i) any bankruptcy, insolvency, reorganization, fraudulent transfer, fraudulent conveyance, moratorium or other similar law affecting the enforcement of creditors' rights generally, (ii) general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law) and (iii) public policy considerations which may limit the rights of parties to obtain certain remedies.

         Based upon and subject to the assumptions, qualifications, exclusions and limitations and the further limitations set forth below, we are of the opinion that when (i) the Registration Statement becomes effective, (ii) the Indenture has been duly qualified under the Trust Indenture Act of 1939, as amended, and (iii) the Exchange Notes have been duly executed and authenticated in accordance with the provisions of the Indenture and duly delivered to the holders thereof in exchange for the Old Notes, the Exchange Notes will be binding obligations of the Issuer.

         We hereby consent to the filing of this opinion with the commission as
Exhibit 5.1 to the Registration Statement. We also consent to the reference to our firm under the heading "Legal Matters" in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

         This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. We assume no obligation to revise or supplement this opinion should the present laws of the States of Delaware or New York or the federal law of the United States be changed by legislative action, judicial decision or otherwise.

                                           Sincerely,

                                          /s/ Kirkland & Ellis LLP

                                           Kirkland & Ellis LLP

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